Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GARDINER HEALTHCARE ACQUISITIONS CORP.

June 21, 2023

Gardiner Healthcare Acquisitions Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Gardiner Healthcare Acquisitions Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 25, 2021. The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on December 21, 2021, and was amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on December 21, 2022.

2. This Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) amends the Amended and Restated Certificate, as amended.

3. This Amendment was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Section 9.1(b) is hereby amended and restated to read in full as follows:

“(b)  Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds resulting from the exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2021, as amended (the “Registration Statement”), were deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest income (if any) to pay the Corporation’s taxes, if any, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by July 27, 2023 (or up to December 27, 2023, as applicable) subject to applicable law, and (iii) the redemption of Offering Shares in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate, as amended (A) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not completed an initial Business Combination by July 27, 2023 (or up to December 27, 2023, as applicable) or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Gardiner Healthcare Holdings, LLC, Chardan Gardiner LLC, CCMAUS Pty Ltd (collectively the “Co-Sponsors”) or the officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” On June 20, 2023, the Corporation’s Stockholders approved an extension of the deadline to consummate an initial Business Combination from June 27, 2023 to July 27, 2023 (or up to December 27, 2023), which extension is implemented by the deposit of a $100,000 extension payment into the Trust Account. In the event that the Corporation has not consummated an initial Business Combination by July 27, 2023, the Corporation may, by resolution of the Board if requested by one or more of the Corporation’s insiders or their affiliates, extend the period of time to consummate a Business Combination up to five (5) times by an additional month each time (or up to December 27, 2023); provided that, pursuant to the Investment Management Trust Agreement entered into between the Corporation and Continental Stock Transfer & Trust Company on December 21, 2021, as amended, the only way to extend the time available for the Corporation to consummate its initial Business Combination is for the Corporation’s insiders or their affiliates or designees, upon five days’ advance notice prior to each applicable deadline, to deposit into the Trust Account $100,000 (or an aggregate of an additional $500,000 if the time to consummate a Business Combination is extended to December 27, 2023), on or prior to the date of the applicable deadline.”

5. The text of Section 9.2(d) is hereby amended and restated to read in full as follows:

“(d)  In the event that the Corporation has not completed an initial Business Combination by July 27, 2023 (or up to December 27, 2023, as applicable), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Offering Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Corporation to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.”

6. The text of Section 9.7 is hereby amended and restated to read in full as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or amendments to this Amended and Restated Certificate, as amended, prior thereto or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination by July 27, 2023 (or up to December 27, 2023, as applicable) or with respect to any other provision thereof relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of the then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

[Signature page follows]

IN WITNESS WHEREOF, Gardiner Healthcare Acquisitions Corp. has caused this Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

GARDINER HEALTHCARE ACQUISITIONS CORP.

By:	/s/ Marc F. Pelletier
Name: Marc F. Pelletier
Title: Chief Executive Officer